Exhibit 99.1

Garrett Motion Reports Third Quarter 2022 Financial Results
Third Quarter 2022 Highlights
•Reported net sales totaled $945 million, up 13% on a GAAP basis, up 25% at constant currency*
•Net income totaled $105 million; Net income margin 11.1%
•Adjusted EBITDA* totaled $146 million; Adjusted EBITDA margin* of 15.4%
•Net cash provided by operating activities totaled $61 million
•Adjusted free cash flow* totaled $120 million
•Revised full year 2022 outlook
YTD 2022 Highlights
•Net sales totaled $2,705 million, down 2% on a GAAP basis, up 5% at constant currency*
•Net income totaled $278 million; Net Income Margin 10.3%
•Adjusted EBITDA* was $430 million; Adjusted EBITDA margin* was 15.9%
•Net cash provided by operating activities totaled $238 million
•Adjusted free cash flow* totaled $181 million

ROLLE, Switzerland, October 26, 2022 – Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a leading differentiated technology provider for the automotive industry, today announced its financial results for the quarter ended September 30, 2022.

$ millions (unless otherwise noted)	Q3 2022	Q3 2021	2022 YTD	2021 YTD
Net sales	945	839	2,705	2,771
Cost of goods sold	767	676	2,183	2,219
Gross profit	178	163	522	552
Gross profit %	18.8%	19.4%	19.3%	19.9%
Selling, general and administrative expenses	57	60	164	166
Income before taxes	131	91	361	449
Net income	105	63	278	367
Net income margin	11.1%	7.5%	10.3%	13.2%
Adjusted EBITDA*	146	134	430	478
Adjusted EBITDA margin*	15.4%	16.0%	15.9%	17.3%
Net cash provided by (used for) operating activities	61	(55)	238	(446)
Adjusted free cash flow*	120	(63)	181	216
* See reconciliations to the nearest GAAP measure in pages 5-13

“I am very pleased with third quarter results. The expected recovery in third quarter volumes, along with strong operating performance, helped to offset inflation while driving robust third quarter cash generation. This is another proof point of our ability to perform well despite a volatile environment. Garrett's consistent track record of strong performance enabled us to recently pay our first cash dividend on the Series A preferred stock, as we continue to make progress toward a full normalization of our capital structure," said Olivier Rabiller, Garrett President and CEO.
"While there are still uncertainties on a macro level, we now expect stable fourth quarter demand in-line with third quarter's increased volumes. We remain confident in the strength of our core business even as we anticipate the need to flex our highly variable cost structure to address the risk of potential recession."

Results of Operations

Net sales for the third quarter of 2022 were $945 million, representing an increase of 13% (including an unfavorable impact of $105 million or 12% due to foreign currency translation) compared with $839 million in the third quarter of

2021. The increase in net sales was driven by successful recoveries on inflation pass through and higher volumes which were impacted last year by the global semiconductor shortage.

Cost of goods sold for the third quarter of 2022 was $767 million compared with $676 million in the third quarter of 2021 primarily due to higher volumes, unfavorable product mix and inflation on commodities, transportation and energy which contributed to an increase of $84 million, $34 million and $52 million, respectively. In addition there was a $7 million increase in Research and development ("R&D") costs which reflects our shift in investment in new technologies and headcount increase year-over-year. This increase was partially offset by favorable foreign currency impacts which contributed to a decrease of $72 million and continued focus on productivity of $14 million.

Gross profit totaled $178 million for the third quarter of 2022 as compared to $163 million in the third quarter of 2021, with a gross profit percentage for the third quarter of 2022 of 18.8% as compared to 19.4% in the third quarter of 2021. The increase in gross profit was primarily due to higher sales volume which impacted gross profit by $37 million and $43 million of inflation recoveries from customer pass-through agreements net of pricing reductions. Gross profit also increased by $22 million from higher productivity and $6 million due to a favorable product mix. These increases were partially offset by $52 million on commodities, transportation and energy costs inflation, $7 million of higher R&D costs and $34 million of unfavorable foreign currency translational, transactional and hedging effects.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2022 decreased to $57 million from $60 million in the third quarter of 2021 primarily due to $6 million of favorable impact from foreign exchange rates, $3 million lower professional service fees partially offset by increase in bad debt expenses. As a percentage of net sales, SG&A for the third quarter of 2022 was 6.0% down from 7.1% in 2021.

Interest expense in the third quarter of 2022 was $18 million as compared to $25 million in the third quarter of 2021. The decrease is primarily due to $11 million of lower accretion on our Series B Preferred Stock, which as of June 30, 2022, has been redeemed in full, partially offset by $3 million of higher interest expense on our current Dollar term loan facility.

Non-operating income increased to $29 million in the third quarter of 2022 from $4 million in the third quarter of 2021. The increase in income is primarily related to $25 million of interest income recorded in 2022 from unrealized marked-to-market gains on interest rate swaps.

Reorganization items - net was nil in the third quarter of 2022 related to professional services for the Company's Chapter 11 cases. In the third quarter of 2021, Reorganization items - net amounted to $9 million gain, representing the reversal of excess accrual of professional service fees related to the Chapter 11 Cases.

Net Income for the third quarter of 2022 was $105 million as compared to $63 million in the third quarter of 2021. The increase of $42 million is primarily as a result of $15 million of higher gross profit and $25 million of higher non-operating income, as discussed in the above sections. The net income margin increased to 11.1% in the third quarter of 2022 as compared to 7.5% in the third quarter of 2021.

Net cash provided by operating activities totaled $61 million in the third quarter of 2022 as compared to a usage of cash of $55 million in the third quarter of 2021, primarily due to favorable impacts from working capital of $31 million and $42 million from net income as mentioned above.

Non-GAAP Financial Measures
Adjusted EBITDA increased to $146 million in the third quarter of 2022 as compared to $134 million in the third quarter of 2021. The increase was mainly due to a 15% increase in volume, improved productivity and inflation pass-through net of pricing, partially offset by commodities, transportation and energy inflation, as well as unfavorable foreign exchange impacts. The Adjusted EBITDA margin decreased to 15.4% in the third quarter of 2022 as compared to 16.0% in the third quarter of 2021.
Adjusted free cash flow, which excludes reorganization items, repositioning charges (primarily severance costs related to internal restructuring projects) and stock compensation expense, was $120 million in the third quarter of 2022 as compared with a usage of $63 million in the third quarter of 2021. The increase in adjusted free cash flow was primarily due to increased volumes and higher cash flow from working capital.
Liquidity and Capital Resources
As of September 30, 2022, Garrett had $634 million in available liquidity, including $159 million in cash and cash equivalents and approximately $475 million of undrawn commitments under its revolving credit facility. As of June 30, 2022, Garrett had $621 million in available liquidity, including $146 million in cash and cash equivalents and approximately $475 million undrawn commitments under its revolving credit facility.
As of September 30, 2022, total principal amount of debt outstanding totaled $1,146 million, down from $1,180 million as of June 30, 2022.
Emergence from Chapter 11
As previously announced, on April 30, 2021, Garrett emerged from its pending Chapter 11 cases, successfully completing the restructuring process and implementing the Plan of Reorganization that was confirmed by the U.S. Bankruptcy Court for the Southern District of New York.
Full Year 2022 Outlook
Garrett is providing the following outlook for the full year 2022 for certain GAAP and Non-GAAP financial measures.

Full Year 2022 Outlook (vs. Prior Outlook)
Net sales (GAAP)	$3.57 billion to $3.67 billion (vs. $3.5 billion to $3.7 billion)
Net sales growth at constant currency (Non-GAAP)*	7% to 9% (vs. 5% to 10%)
Net income (GAAP)	$325 million to $345 million (vs. $290 million to $335 million)
Adjusted EBITDA (Non-GAAP)*	$545 million to $575 million (vs. $530 million to $590 million)
Net cash provided by operating activities (GAAP)	$380 million to $440 million (vs. $405 million to $505 million)
Adjusted free cash flow (Non-GAAP)*	$310 million to $370 million (vs. $330 million to $430 million)
* See reconciliations to the nearest GAAP measure in pages 5-13.
Garrett’s full year 2022 outlook, as of October 26, 2022, includes the following expectations:
•Maintaining previous outlook exchange rate of 1.04 EUR to 1.00 USD;
•Maintaining previous commitment of increased R&D investment in new technologies of approximately $18 million for the full year 2022.

Conference Call
Garrett will host a conference call on Wednesday, October 26, 2022 at 8:30 am Eastern Time / 2:30 pm Central European Time. The conference call will be broadcast over the Internet and include a slide presentation. To access the webcast and supporting materials, please visit the investor relations section of Garrett’s website at http://investors.garrettmotion.com/. The webcast will be archived on Garrett’s website for replay.

Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the impact of the COVID-19 pandemic, the conflict between Russia and Ukraine, inflationary pressure on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, including with respect to semiconductor, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure, anticipated new product development plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2022. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarter ended September 30, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Free Cash Flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarter ended September 30, 2022.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Christophe Mathy	Paul Blalock
+41 786 43 71 94	+1 862 812-5013
christophe.mathy@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.
CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in millions, except per share amounts)
Net sales	$945	$839	$2,705	$2,771
Cost of goods sold	767	676	2,183	2,219
Gross profit	178	163	522	552
Selling, general and administrative expenses	57	60	164	166
Other expense, net	1	—	2	1
Interest expense	18	25	61	70
Loss on extinguishment of debt	—	—	5	—
Non-operating income	(29)	(4)	(73)	(4)
Reorganization items, net	—	(9)	2	(130)
Income before taxes	131	91	361	449
Tax expense	26	28	83	82
Net income	105	63	278	367
Less: preferred stock dividend	(40)	(36)	(117)	(60)
Net income available for distribution	$65	$27	$161	$307

Earnings per common share
Basic	$0.21	$0.09	$0.52	$1.46
Diluted	$0.21	$0.09	$0.52	$1.15

Weighted average common shares outstanding
Basic	64,820,887	65,056,274	64,834,298	70,802,999
Diluted	65,250,287	65,081,343	65,118,021	318,580,250

GARRETT MOTION INC.
CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in millions)
Net income	$105	$63	$278	$367
Foreign exchange translation adjustment	10	(6)	13	37
Changes in fair value of effective cash flow hedges, net of tax	9	2	26	7
Changes in fair value of net investment hedges, net of tax	45	12	87	27
Total other comprehensive income, net of tax	64	8	126	71
Comprehensive income	$169	$71	$404	$438

GARRETT MOTION INC.
CONSOLIDATED INTERIM BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$159	$423
Restricted cash	2	41
Accounts, notes and other receivables – net	797	747
Inventories – net	283	244
Other current assets	130	56
Total current assets	1,371	1,511
Investments and long-term receivables	32	28
Property, plant and equipment – net	419	485
Goodwill	193	193
Deferred income taxes	250	289
Other assets	338	200
Total assets	$2,603	$2,706
LIABILITIES
Current liabilities:
Accounts payable	$1,001	$1,006
Current maturities of long-term debt	7	7
Mandatorily redeemable Series B Preferred Stock	—	200
Accrued liabilities	331	295
Total current liabilities	1,339	1,508
Long-term debt	1,108	1,181
Mandatorily redeemable Series B Preferred Stock – long-term	—	195
Deferred income taxes	17	21
Other liabilities	241	269
Total liabilities	$2,705	$3,174
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value 0.001; 245,390,067 and 245,921,617 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	$—	$—
Common Stock, par value 0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 64,925,058 and 64,570,950 issued and 64,818,324 and 64,570,950 outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid – in capital	1,331	1,326
Retained deficit	(1,555)	(1,790)
Accumulated other comprehensive income (loss)	122	(4)
Total deficit	(102)	(468)
Total liabilities and deficit	$2,603	$2,706

GARRETT MOTION INC.

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Nine Months Ended September 30,
	2022	2021
	(Dollars in millions)
Cash flows from operating activities:
Net income	$278	$367
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Reorganization items, net	—	(423)
Deferred income taxes	16	10
Depreciation	64	70
Amortization of deferred issuance costs	6	5
Interest payments, net of debt discount accretion	(19)	18
Loss on extinguishment of debt	5	—
Foreign exchange loss	4	7
Stock compensation expense	8	5
Pension expense	—	(1)
Change in fair value of derivatives	(54)	—
Other	2	(3)
Changes in assets and liabilities:
Accounts, notes and other receivables	(166)	48
Inventories	(80)	(59)
Other assets	13	40
Accounts payable	180	(161)
Accrued liabilities	(2)	(19)
Obligations payable to Honeywell	—	(375)
Other liabilities	(17)	25
Net cash provided by (used for) operating activities	$238	$(446)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(78)	(74)
Other	—	1
Net cash used for investing activities	$(78)	$(73)
Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Stock	—	1,301
Proceeds from issuance of long-term debt, net of deferred financing costs	—	1,221
Payments of long-term debt	(5)	(1,513)
Payments of revolving credit facilities	—	(370)
Payments of debtor-in-possession financing	—	(200)
Redemption of Series B Preferred Stock	(381)	—
Payments for Cash-Out election	—	(69)
Payments for share repurchases	(4)	—
Payments for dividends	(42)	—
Debt financing costs	(4)	(8)
Net cash (used for) provided by financing activities	$(436)	$362
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(27)	(2)
Net decrease in cash, cash equivalents and restricted cash	(303)	(159)
Cash, cash equivalents and restricted cash at beginning of period	464	693
Cash, cash equivalents and restricted cash at end of period	$161	$534
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	38	47
Interest paid	56	42
Reorganization items paid	4	342
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Series B Preferred Stock	—	577

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in millions)
Net income — GAAP	$105	$63	$278	$367
Net interest expense	(9)	24	(5)	67
Tax expense	26	28	83	82
Depreciation	21	23	64	70
EBITDA (Non-GAAP)	143	138	420	586
Reorganization items, net (2)	—	(9)	2	(130)
Stock compensation expense (3)	3	2	8	5
Repositioning charges (4)	1	3	4	14
Foreign exchange loss (gain) on debt, net of related hedging loss (gain)	—	—	—	9
Loss on extinguishment of debt	—	—	5	—
Discounting costs on factoring	1	—	2	—
Other non-operating income (5)	(2)	(3)	(11)	(9)
Professional service costs (6)	—	1	—	1
Capital tax expense (7)	—	2	—	2
Adjusted EBITDA (Non-GAAP)	$146	$134	$430	$478

Net sales	$945	$839	$2,705	$2,771

Net income margin	11.1%	7.5%	10.3%	13.2%
Adjusted EBITDA margin (Non-GAAP) (8)	15.4%	16.0%	15.9%	17.3%
(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of net interest expense, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of net reorganization items, stock compensation expense, repositioning costs, net foreign exchange (gain)/loss on debt, loss on extinguishment on debt, discounting costs on factoring and other non-operating income. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.

(2)    The Company applied ASC 852 for periods subsequent to the September 20, 2020, the date the Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code, to distinguish transactions and events that were directly associated with the Company’s reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred during the Chapter 11 cases are recorded within Reorganization items, net in the Consolidated Interim Statements of Operations.
(3)    Stock compensation expense includes only non-cash expenses.
(4)     Repositioning costs includes severance costs related to restructuring projects to improve future productivity.
(5)     Reflects the non-service component of net periodic pension costs and other income that are non-recurring or not considered directly related to the Company's operations.
(6)    Professional service costs consist of professional service fees related to strategic planning for the Company. Costs incurred in 2021 relate to strategic planning activities for the Company which occurred following the Effective Date. We consider these costs to be unrelated to our ongoing core business operations.
(7)    The canton of Vaud, Switzerland generally provides for crediting the cantonal corporate income tax against capital tax. There was no income tax payable for the period ended September 30, 2021 and therefore the 2021 capital tax due of $2 million was recorded in SG&A.
(8)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Garrett
Reported sales % change	13%	4%	(2)%	37%
Less: Foreign currency translation	(12)%	2%	(7)%	7%
Constant currency sales % change	25%	2%	5%	30%

Gasoline
Reported sales % change	21%	3%	4%	40%
Less: Foreign currency translation	(13)%	3%	(8)%	8%
Constant currency sales % change	34%	0%	12%	32%

Diesel
Reported sales % change	6%	(4)%	(11)%	38%
Less: Foreign currency translation	(15)%	1%	(9)%	9%
Constant currency sales % change	21%	(5)%	(2)%	29%

Commercial vehicles
Reported sales % change	10%	12%	(7)%	39%
Less: Foreign currency translation	(10)%	2%	(6)%	5%
Constant currency sales % change	20%	10%	(1)%	34%

Aftermarket
Reported sales % change	7%	23%	9%	26%
Less: Foreign currency translation	(9)%	1%	(6)%	4%
Constant currency sales % change	16%	22%	15%	22%

Other Sales
Reported sales % change	—%	(19)%	(9)%	5%
Less: Foreign currency translation	(15)%	1%	(10)%	5%
Constant currency sales % change	15%	(20)%	1%	—%
(1)    We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in millions)
Net cash provided by (used for) operating activities	$61	$(55)	$238	$(446)
Expenditures for property, plant and equipment	(26)	(34)	(78)	(74)
Net cash provided by (used for) operating activities less expenditures for property, plant and equipment	35	(89)	160	(520)
Stalking horse termination reimbursement	—	—	—	79
Chapter 11 professional service costs	1	—	4	212
Honeywell Settlement as per Emergence Agreement	—	—	—	375
Chapter 11 related cash interests (1)	—	—	—	41
Stock compensation cash	—	—	—	10
Repositioning cash	1	3	4	7
Factoring and P-notes (2)	83	23	13	12
Adjusted free cash flow (Non-GAAP) (2, 3)	$120	$(63)	$181	$216
(1)    Chapter 11 related cash interests increased by $21 million for the nine months ended September 30, 2021 after full reconciliation of all reorganization items done in 2021.
(2)    Q1 2021 Adjusted free cash flow was restated to reflect updated definition which excludes liquidity actions such as sales of receivables.
(3)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including Chapter 11 related items and cash flow impacts for factoring and guaranteed bank notes activity.

Full Year 2022 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2022 Full Year
	Low End	High End
Reported net sales (% change)	(1%)	1%
Foreign currency translation	(8%)	(8%)
Full year 2022 Targeted Net Sales Growth at Constant Currency (Non-GAAP)	7%	9%

Full Year 2022 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2022 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$325	$345
Net interest expense	15	15
Tax expense	108	118
Depreciation	85	85
Full year 2022 outlook EBITDA (Non-GAAP)	533	563
Non-operating income	(11)	(11)
Reorganization items, net	2	2
Stock compensation expense	11	11
Repositioning charges	5	5
Loss on extinguishment of debt	5	5
Full Year 2022 Outlook Adjusted EBITDA (Non-GAAP)	$545	$575

Full Year 2022 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2022 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$380	$440
Expenditures for property, plant and equipment	(91)	(91)
Cash payments for restructuring	4	4
Non-recurring cash items	17	17
Full year 2022 Outlook Adjusted Free Cash Flow (Non-GAAP)	$310	$370